EXHIBIT 99.2

NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-07-13
THE GEO GROUP COMPLETES EQUITY OFFERING FOR
NET PROCEEDS OF APPROXIMATELY $226.3 MILLION
Boca Raton, Fla. — March 23, 2007 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) announced today that it has closed its previously-announced follow-on public offering of 4,750,000 shares of its common stock which was priced at $43.99 per share on March 19, 2007. In addition, the underwriters in the offering have exercised the option to purchase an additional 712,500 shares of GEO common stock to cover over-allotments. After giving effect to the 5,462,500 shares sold in the offering, GEO has approximately 25.2 million shares of common stock outstanding.
The net proceeds received by GEO from the offering, after the payment of underwriters’ commissions and other transaction-related fees and expenses, are expected to be approximately $226.3 million. GEO plans to use the net proceeds from the offering for the repayment of approximately $200.0 million in existing term loan debt and for general corporate purposes, which may include working capital, capital expenditures and potential acquisitions of complementary businesses and other assets.
George C. Zoley, Chairman of the Board, Chief Executive Officer and Founder of GEO, said: “We are very pleased with the successful execution of our follow-on offering of 5.5 million shares of common stock. This equity offering will allow us to de-lever our current debt levels from approximately $515.0 million in total recourse debt, not including capital lease liability balances, to approximately $315.0 million, bringing our total net recourse debt to adjusted EBITDA ratio down from 5.1 times to approximately 2.8 times, based on our previously reported 2006 adjusted EBITDA. This infusion of capital will improve our financial position and enhance our ability to pursue new growth opportunities through the potential expansion of existing facilities as well as new business development projects.”
Lehman Brothers Inc. and Banc of America Securities LLC acted as joint book-runners for the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus supplement can be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, Email: jennifer_maldonado@adp.com or Fax: (631) 254-7268, or Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or from The GEO Group, Inc., One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida, 33487.
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NEWS RELEASE
About The GEO Group, Inc.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United Kingdom. GEO’s worldwide operations include 64 correctional and residential treatment facilities with a total design capacity of approximately 55,000 beds.
Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are ‘‘forward-looking statements’’ as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to GEO’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see ‘‘Risk Factors’’ as described in GEO’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2007, and the Prospectus Supplement filed with the Securities and Exchange Commission on March 13, 2007. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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